Exhibit 10.1

STATE OF NORTH CAROLINA

COUNTY OF DURHAM	SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is made and entered into as of the 6th day of June, 2003, by and between ROYAL CENTER IC, LLC, a Delaware limited liability company (“Landlord”) [successor-in-interest to Royal Center Two IC, LLC, a Delaware limited liability company (“RC Two”) and Petula Associates, Ltd., an Iowa corporation (“Petula”)] and INSPIRE PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

A. Petula and Tenant entered into a Lease dated as of December 30, 1997 (the “Existing Lease”) for certain premises known as Suite 225 (and erroneously referred to in the Existing Lease as Suite 470) consisting of approximately 5,400 rentable square feet of space (the “Existing Premises”) in that certain building known as Royal Center II (the “Building”) located at 4222 Emperor Blvd., Durham, North Carolina as more particularly described in the Existing Lease;

B. The Existing Premises were expanded to include an additional 7,130 rentable square feet of space creating the “Expanded Premises” containing 12,530 rentable square feet pursuant to a First Amendment to Lease dated June 28, 2002 (the “First Amendment”) by and between RC Two (as successor-in-interest to Petula) and Tenant;

C. Landlord (as successor-in-interest to Petula and to RC Two) and Tenant desire to further amend the terms of the Existing Lease: (i) to increase the size of the Expanded Premises to include approximately 7,220 rentable square feet of additional space immediately adjacent to the Expanded Premises as shown on Exhibit A-2 attached hereto (the “Triangle J Space”), and (ii) to modify certain other terms and conditions of the Existing Lease. For purposes hereof, the Existing Lease as amended by this Second Amendment is referred to as the “Lease.”

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that, effective as of the date set forth above, the Existing Lease shall be, and hereby is, amended as follows:

1. Recitals. The recitals shall form a part of this Second Amendment.

2. Premises. Effective as of August 16, 2003 (the “Triangle J Space Commencement Date”), the Expanded Premises shall be further expanded to include the Triangle J Space and shall be redefined as 19,750 rentable square feet on the first floor of the Building (the “Revised Premises”) as more particularly described on the floor plan attached hereto as Exhibit “A-2”. Accordingly, as of the Triangle J Space Commencement Date, wherever reference is made in the Lease to the Premises, it shall be deemed to mean the Revised Premises, and Exhibit A-1 to the

First Amendment shall be replaced with Exhibit A-2 attached hereto in order to evidence the location of the Revised Premises.

3. Term. The Term of the Lease for the Expanded Premises shall remain as set forth in the First Amendment and shall expire on November 30, 2006. The Term of the Lease for the Triangle J Space shall be for a period of approximately twenty-three and one-half (23½) months (the “Triangle J Space Term”), commencing on the Triangle J Space Commencement Date and expiring on July 31, 2005.

4. Delivery of Triangle J Space. On or before the Triangle J Space Commencement Date, Landlord shall deliver the Triangle J Space to Tenant in its “as is, where is” condition without any further improvements thereto by Landlord. Landlord shall deliver the Triangle J Space to Tenant in broom clean condition with all base building systems in good working order and in compliance with all applicable laws. Prior to the Triangle J Space Commencement Date, Landlord and Tenant shall conduct a joint walk through of the Triangle J Space to confirm the compliance of said space with the foregoing requests and to the extent of any non-compliance, Landlord shall remedy such non-compliance as soon as reasonably possible under the circumstances following the completion of such walk through.

5. Rental. Notwithstanding anything in the Existing Lease to the contrary, beginning on the Triangle J Space Commencement Date and continuing throughout the remainder of the Triangle J Space Term, in addition to the Rental to be paid by Tenant for the Expanded Premises, Tenant shall pay Minimum Rental for the Triangle J Space as follows:

Period	Minimum Rental per rentable square foot:	Monthly Minimum Rental	Annual Minimum Rental:
8/16/03 to 7/31/04	$11.60	$6,979.33	$83,752.00
8/1/04 to 7/31/05	$11.95	$7,189.92	$86,279.00

Commencing as of the Triangle J Space Commencement Date and continuing throughout the Triangle J Space Term, as same may be extended, Tenant’s Proportionate Share of Tenant Expenses, including insurance costs, taxes and operating expense charges, and any other amounts due and payable under the Lease, shall be adjusted to reflect the Revised Premises.

6. Option to Extend.

A. Notice and Exercise. Provided no Event of Default is continuing under this Lease and Tenant has not assigned this Lease nor sublet all or any portion of the Triangle J Space, Tenant is hereby granted the option to extend the Triangle J Space Term once for an additional period of one (1) year and four (4) months (the “Triangle J Space Extension Term”) commencing upon the expiration of the Triangle J Space Term on the same terms and conditions as contained in the other provisions of this Lease other than any upfitting allowance (Tenant accepting the Triangle J Space in its “as, is” condition), additional renewal options and as otherwise provided in this Section. This option shall be exercised only by delivery of written notice (the “Renewal Notice”) to Landlord no later than six (6) months prior to the expiration of the Triangle J Space Term. The Minimum Rental for the Triangle J Space shall be the greater of

(i) Eleven and 37/100 Dollars ($11.37) per rentable square foot of floor area in the Triangle J Space, or (ii) the then fair market rental (“Market Rate”) applicable to the Triangle J Space. Tenant shall continue to pay its Proportionate Share of Tenant Expenses for the Triangle J Space throughout the Triangle J Space Extension Term.

B. Determination of Market Rate. For purposes of this Section 6, the term “Market Rate” shall mean the annual amount per rentable square foot that comparable landlords of comparable buildings have accepted in then-current transactions between non-affiliated parties from new, non-expansion, non-renewal (unless the lease involved a procedure invoked by landlord and tenant for a 100% determination of “fair market rental”) and non-equity tenants of comparable credit-worthiness, for comparable space, for a comparable use, for a comparable period of time (“Comparable Transactions”). In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause implemented, the extent of tenant’s liability under the lease, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, parking considerations, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, or any other tenant concessions and other generally applicable conditions of tenancy for such Comparable Transactions. The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions.

Landlord shall determine the Market Rate by using its good faith judgment. Landlord shall provide written notice of such amount within thirty (30) days (but in no event later than forty-five (45) days) after Tenant provides the notice to Landlord exercising Tenant’s option rights which require a calculation of the Market Rate. Tenant shall have thirty (30) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental or to object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Market Rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to Market Rate and such determination shall be submitted to arbitration in accordance with subsections (i) through (v) below. Failure of Tenant to so accept in writing such rental within Tenant’s Review Period shall conclusively be deemed its disapproval of the Market Rate determined by Landlord.

(i) Landlord and Tenant shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Landlord and Tenant do not mutually agree upon the Market Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes Landlord and Tenant shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building. Neither Landlord nor Tenant shall consult with such broker as to his or her opinion as to Market Rate prior to the appointment. The determination of the arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rate for the Premises is the closer to the actual Market Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Section 2. Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Market Rate (“MR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such MR Data.

(ii) The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rate, and shall notify Landlord and Tenant of such determination. Alternatively, the arbitrator may elect to engage another real estate broker (who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of comparable commercial properties in the vicinity of the Building) to determine the Market Rate and the arbitrator may elect to use such broker’s submitted Market Rate and thereafter notify Landlord and Tenant of such determination.

(iii) The decision of the arbitrator shall be binding upon Landlord and Tenant.

(iv) If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(v) The cost of arbitration shall be paid by Landlord and Tenants equally.

Immediately after the base rent for the Triangle J Space Extension Period is determined pursuant to this Section, Landlord and Tenant shall execute an amendment to the Lease stating the new base rent in effect.

7. Contingency. The effectiveness of this Second Amendment is contingent in all respects upon execution of an agreement by the current occupant of the Triangle J Space terminating its lease with respect to the Triangle J Space. Landlord shall use reasonable efforts to obtain such agreement on or before the Triangle J Commencement Date; provided, however, if Landlord does not obtain such agreement prior to the earlier of: (i) the Triangle J Space Commencement Date, or (ii) June 16, 2003, either party may elect to terminate this Second Amendment upon five (5) days advance written notice to the other, whereupon the parties hereto shall have no further rights or obligations under this Second Amendment.

8. Broker. Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except Tri Properties, Inc. and Advantis GVA (collectively, the “Broker”). Tenant agrees to indemnify and save Landlord and Landlord’s agent, Tri Properties, Inc., harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments due, owing, or made to a broker (except as provided immediately below) in connection with this Amendment. Landlord agrees to indemnify and save Tenant and Tenant’s agent, Advantis GVA, harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Amendment. Neither Landlord nor Tenant shall have any obligation for payment of any commission to Broker; provided, however, Landlord and Tenant hereby acknowledge their understanding that a commission will be paid to Advantis GVA by the current occupant of the Triangle J Space.

9 Ratification. Except as expressly or by necessary implication amended or modified hereby, the terms of the Existing Lease are hereby ratified, confirmed and continued in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Second Amendment as of the day and year first above written.

LANDLORD:

ROYAL CENTER IC, LLC, a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized agent

By:	/s/ Mark F. Scholz
Name:	Mark F. Scholz
Title:	Investment Director, Asset Management
Date:	June 12, 2003

TENANT:

INSPIRE PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Mary Bennett
Name:	Mary Bennet
Its:	MB
Date:	June 6, 2003

EXHIBIT “A-2”

Floor Plan